Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200

VIVUS SUBMITS NEW DRUG APPLICATION FOR AVANAFIL FOR THE

TREATMENT OF ERECTILE DYSFUNCTION

MOUNTAIN VIEW, Calif., June 30, 2011 — VIVUS, Inc. (NASDAQ: VVUS) today announced that a New Drug Application (NDA) has been submitted to the U.S. Food and Drug Administration (FDA) seeking approval of avanafil, its investigational drug for the treatment of erectile dysfunction (ED). The NDA submission follows the successful completion of an extensive phase 3 program for avanafil, which included over 1,350 patients, where avanafil was shown to be well tolerated and effective in treating men with ED.

“This NDA filing is yet another major milestone for VIVUS and the avanafil program. The efficacy was consistent across all patient groups, with success observed in some patients in as early as 15 minutes after dosing.  The drug was well tolerated and had a low dropout rate in all of the clinical trials.  If approved, avanafil could be an attractive treatment alternative for the 30 million men in the United States who suffer from ED,” stated Leland F. Wilson, chief executive officer for VIVUS. “The unique profile of potentially faster onset and greater selectivity should allow avanafil to effectively compete in the $4 billion worldwide ED market.   I wish to thank all of the VIVUS employees, investigators, advisors, patients and our development partner, Mitsubishi Tanabe Pharma Corporation, who contributed to the program and made this filing possible.”

The NDA includes results from two placebo-controlled, randomized, double-blind, multicenter studies:  REVIVE, which included 646 men from the general population with ED, and REVIVE-Diabetes, which included 390 diabetics.  Also included are the results from the year-long safety study, TA-314, which included 712 continuation patients from the REVIVE and REVIVE-Diabetes studies.  Previously reported highlights from the avanafil development program include:

•      All doses tested — 50 mg, 100 mg, and 200 mg — met each of the co-primary efficacy endpoints of the studies

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

•      Erections sufficient for penetration (SEP2) were observed in 77% and 63% of avanafil patients at the 200 mg dose, as compared to 54% and 42% of placebo patients in the REVIVE and REVIVE-Diabetes studies, respectively

•      Successful intercourse (SEP3) was achieved in 57% and 40% of avanafil patients at the 200 mg dose, as compared to 27% and 20% of placebo patients in the REVIVE and REVIVE-Diabetes studies, respectively

•      Significant improvement in erectile function as measured by IIEF-EF domain score was observed for all doses in avanafil-treated patients

•      Across all the phase 3 studies, successful intercourse (SEP3) was observed in some avanafil-treated patients as early as 15 minutes after dosing

•      The most common side effects were headache, flushing, nasopharyngitis and nasal congestion

•      There were no drug-related serious adverse events reported in the studies

About the Avanafil Phase 3 Program

The avanafil phase 3 program consists of three pivotal studies: TA-301 (REVIVE), TA-302 (REVIVE-Diabetes) and TA-303 (REVIVE-RP), as well as a 52-week, open-label, long-term safety study. TA-301, TA-302 and TA-303 were all randomized, double-blind, placebo-controlled phase 3 studies of avanafil in patients with a history of ED for at least six months.   Each of the pivotal trials has a similar trial design with patients undergoing a four-week, non-treatment run-in period followed by 12 weeks of treatment. Primary endpoints of the studies are improvement in erectile function as measured by the Sexual Encounter Profile (SEP) and improvements in the EF domain score of the International Index of Erectile Function (IIEF). REVIVE-RP was not required for the NDA filing.

About Avanafil

Avanafil is an investigational oral medication being developed for the treatment of erectile dysfunction.  Avanafil is a highly selective phosphodiesterase type 5 (PDE5) inhibitor licensed from Mitsubishi Tanabe Pharma Corporation. With the exception of certain Asian Pacific Rim countries, VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead investigational product in clinical development, QNEXA®, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by U.S. and EU regulators. VIVUS received a Complete Response Letter, or CRL, to the initial QNEXA NDA on October 28, 2010. QNEXA is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. In the area of sexual health, VIVUS has completed phase 3 development with avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast” and “intend,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the timing and substance of our response to the FDA’s requests from the QNEXA End-of-Review meeting; our response to, and continued dialogue with, the FDA relating to matters raised in the FDA’s QNEXA CRL; the timing and results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy; the FDA’s interpretation of and agreement with the information VIVUS submitted and may submit relating to teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study, or OB-305; the FDA’s requests, if any, to conduct additional prospective studies or retrospective observational studies or to provide further analysis of clinical trial data; the review and questions from the EMA and CHMP on the QNEXA MAA; substantial competition; the impact on future sales based on specific indication and contraindications contained in the label and the extent of the Risk Evaluation and Mitigation Strategies program; uncertainties of litigation and intellectual property and patent protection; reliance on sole-source suppliers; limited sales and marketing resources and dependence upon third parties; risks related to the development of innovative products; risks related to the failure to obtain FDA or foreign authority clearances or approval; noncompliance with FDA or foreign regulations; and our dependence on the performance of our collaborative partners. As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s QNEXA CRL or the results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy and subsequent meetings and communications will be sufficient to satisfy the FDA’s safety concerns, that the FDA will not require us to conduct any additional prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2010, and periodic reports filed with the Securities and Exchange Commission.